Exhibit 10.2

                , 2005

«First» «Middle» «Last_Name»

«Address»

«City», «State» «Zip»

Re:	Stock Option and RPSR Retirement Enhancement («Sector»)

Dear: «Nickname»

We are pleased to announce an enhanced stock option and RPSR retirement benefit for officers whose mandatory retirement date will occur before they have attained 10 years of service with the company. The terms of the enhancement are outlined below.

Retirement Provisions in General. The company’s stock option and RPSR grants offer more favorable termination of employment provisions to those employees who retire upon or after attaining age 55 with at least 10 years of service to the company. The provisions of the awards generally provide that, in the event of such a retirement, RPSRs vest on a pro-rated basis, the next installment of any unvested stock option vests, and vested stock options remain exercisable until the fifth anniversary of the retirement date but in no event after the expiration date of the options. The special retirement provisions generally apply with respect to a particular award only if the employee’s retirement date is at least six months after the date of an option grant, or six months after the start of the performance period in the case of RPSRs (otherwise, the normal termination of employment rules apply with respect to that grant).

Enhanced Retirement Benefit. Over the past few years, the company has made several strategic hires in its officer group with many of these individuals having long careers in the military or elsewhere. Because these individuals joined Northrop Grumman late in their careers and the company maintains a mandatory retirement policy for officers, these executives are precluded from achieving the 10 years of service necessary to qualify for retirement treatment with respect to their stock options and RPSRs. To provide additional retention incentives, and also to recognize the past service of these executives, the Board of Directors approved a change in the terms of the company’s stock option and RPSR grants. Under the new retirement provisions, if you are subject to the company’s mandatory retirement policy for officers and you retire at the mandatory retirement age under that policy but do not have at least 10 years of service as of your retirement date, you will be covered by the retirement provisions of your stock options and RPSRs as though you retired at or after age 55 with at least 10 years of service.

«First» «Middle» «Last_Name»	Page 2
, 2005

Please note that the six-month minimum service rule continues to apply. That is, in order for the retirement enhancement to apply with respect to a particular award, your retirement date must be at least six months after the date of an option grant and six months after the start of the performance period for RPSRs (otherwise, the normal termination of employment rules apply).

The enhanced benefit will be included in the Terms and Conditions applicable to any new stock option and RPSR grants that you receive. This letter confirms that the enhancement will also apply with respect to any Northrop Grumman stock options and RPSRs granted to you in the past to the extent that you still hold those grants when you retire in accordance with the mandatory retirement policy.

Please call Debbie Catsavas at 310-201-3181 if you have any questions.

Very truly yours,

Richard A. Underhill
Vice President
Compensation and Benefits